Exhibit 99.1

News Release

Contact: Linda McNeill Investor Relations (713)267-7622

Bristow Group Announces Results at Initial Settlement Date of Tender Offer and Consent Solicitation for Any and All of Its Outstanding 7 1/2% Senior Notes Due 2017

HOUSTON, October 12, 2012 — Bristow Group Inc. (NYSE:BRS), the leading provider of helicopter services to the worldwide offshore energy industry, announced today that, as of 5:00 p.m., New York Time, on Thursday, October 11, 2012 (the “Consent Expiration”), $337,932,000 aggregate principal amount of its 7 1/2% Senior Notes due 2017 (CUSIP/ISIN No. 110394AB9/ US110394AB99) (the “Notes”) have been validly tendered, and not validly withdrawn, in connection with Bristow’s previously announced cash tender offer for any and all of its $350 million outstanding principal amount of Notes.

Holders who validly tendered their Notes at or prior to the Consent Expiration, and did not validly withdraw their Notes at or prior to the Consent Expiration, will receive $1,041.50, payable in cash, for each $1,000 principal amount of Notes, which includes a consent payment of $30 per $1,000 of Notes.

In addition to the consideration described above, accrued and unpaid interest up to, but not including, the early settlement date will be paid in cash on all validly tendered and accepted Notes.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on October 25, 2012, unless extended or earlier terminated.

Bristow’s obligation to accept for purchase, and to pay for, any Notes pursuant to the tender offer is subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and related Consent and Letter of Transmittal (“Letter of Transmittal”) that have been sent to holders of the Notes. Copies of the Offer to Purchase and Letter of Transmittal may be obtained from the Tender and Information Agent for the offer, D.F. King & Co., Inc., at (800) 967-4607 (toll-free).

Credit Suisse Securities (USA) LLC is the Dealer Manager for the tender offer. Questions regarding the tender offer may be directed to Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll-free) and (212) 538-7249 (collect).

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offer is being made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the tender offer and solicitation. Holders of Notes must make their own decisions as to whether to tender their Notes and provide the related consents. None of Bristow, the Dealer Manager or the Tender and Information Agent make any recommendations as to whether holders should tender their Notes pursuant to the tender offer or provide the related consents, and no one has been authorized to make such a recommendation.

Bristow expressly reserves the right, subject to applicable law, to terminate the tender offer and consent solicitation. This press release does not constitute a notice of redemption or an obligation to issue a notice of redemption in respect of the Notes.

ABOUT BRISTOW GROUP INC.

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. Bristow has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Alaska, Australia, Brazil, Canada, Russia and Trinidad. For more information, visit Bristow’s website at www.bristowgroup.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements reflect our views and assumptions on the date of this press release regarding future events. They involve known and unknown risks, uncertainties and other factors, many of which may be beyond our control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors include statements discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year-ended March 31, 2012 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012. We do not undertake any obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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